EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING ANNOUNCES THIRD QUARTER NET REVENUE
INCREASES 2.7% AND ADJUSTED EBITDA RISES 33%
2015 Third Quarter Marks Third Consecutive Period of Adjusted EBITDA
Growth of 30%+ and All Operating Segments Generated Adjusted EBITDA Growth in Q3

Las Vegas, NV - November 10, 2015 - Affinity Gaming (“Affinity” or the “Company”) today announced results for the quarter ended September 30, 2015. Driven primarily by improving operating and marketing efficiencies, Affinity generated a 73.6% year-over-year increase in operating income in the third quarter and a 66.1% year-over-year increase in operating income for the nine-month period. Adjusted EBITDA improved 33.0% and 34.0%, respectively, for the three and nine month periods ending in 2015 compared with the same periods in 2014.

“Our strong third quarter results reflect management’s ongoing initiatives to drive operating efficiencies and Adjusted EBITDA growth along with our successful rationalization of marketing promotions and spending across the portfolio,” said Michael Silberling, Affinity’s Chief Executive Officer. “The 2.7% rise in quarterly net revenues, combined with our disciplined operating approach, drove a 33.0% increase in Adjusted EBITDA to $16.6 million, reflecting growth in each of our three regional operating segments and our third consecutive quarter of Adjusted EBITDA growth of 30% or greater.  In addition, our success in driving operating efficiencies led to a 370 basis point improvement in Adjusted EBITDA margin to 16.3%.  While our year-to-date success has been impressive, we believe our plans to implement additional operating efficiency initiatives will continue to deliver material improvements in our consolidated Adjusted EBITDA and margins.

“Our operating improvements were broad based as all of our properties achieved year over year Adjusted EBITDA growth in the quarter with the exception of our Lakeside property that is experiencing cannibalization from a new competitor. More than half our properties delivered double or triple digit Adjusted EBITDA growth rates.  Overall results benefited from an increased customer counts and trips at higher play levels combined with our ongoing focus to engage with customers that generate profitable revenue.  I would like to commend all of the property operation team members and corporate staff at Affinity for their commitment to our plans for growth, customer service and the enhancement of shareholder value.  With strong third quarter and year-to-date results, we remain confident of our full-year guidance for $65-$68 million in Adjusted EBITDA, which at the mid-point of the range would represent a 31.6% increase over 2014 full year results.”

Financial Guidance

The Company’s guidance for the fiscal year ending December 31, 2015 is unchanged on the year (in millions):

2015 Guidance[1]
	Current	Prior
Net Revenue range	$385 to $405	$385 to $405
EBITDA range	$65 to $68	$65 to $68
Net Income range	$0.5 to $2.5	$0.5 to $2.5

1.
Guidance for the fiscal year ending December 31, 2015 assumes, among other things, maintenance capital expenditures of $18.5 million during that period. Included in our EBITDA and Net Income forecast for 2015 is $1.2 million of equity related compensation and an additional $2.1 million of expenses that are excluded from the calculation of EBITDA for purposes of our bank covenant calculations. Discussion of the Company’s use of certain measures which are not defined by generally accepted accounting principles (“GAAP”) and a reconciliation between the EBITDA range presented in this guidance and Operating Income are included below. The Company can provide no assurances that the assumptions underlying this guidance, including, without limitation, assumptions regarding capital expenditures, stability in oil and fuel prices, particularly as they relate to the Company’s Primm asset, depreciation, interest expense, share based compensation, other corporate overhead and expenses and income taxes, will be realized in fact, as they involve unknown risks and uncertainties that may cause the Company’s actual results to be materially different from any future performance suggested herein, as discussed below under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Third Quarter 2015 Results

Consolidated Results

For the quarter ended September 30, 2015, net revenue of $102.0 million was 2.7% higher than the net revenue of $99.2 million reported for the third quarter of 2014. Gross revenue for the third quarter of 2015 increased $0.8 million or 0.7% year-over-year, primarily due to increased lodging, fuel and retail, and casino revenue. In addition, promotional allowances for the third quarter of 2015 decreased $1.9 million from the same period in the prior year.

Adjusted EBITDA for the quarter ended September 30, 2015 was $16.6 million, an increase of 33.0% from $12.5 million for the third quarter of 2014. The increase was primarily due to the Company’s targeted promotional campaigns and ongoing refinement of marketing programs. Adjusted EBITDA margins for the third quarter of 2015 increased to 16.3%, an improvement of approximately 370 basis points when compared to the Adjusted EBITDA margin for the third quarter of 2014.

Segment Results

Nevada – Nevada net revenue was $61.5 million for the quarter ended September 30, 2015, an increase of 6.1% when compared to net revenue of $57.9 million for the third quarter of 2014. The year-over-year increase was driven primarily by higher casino, lodging, and fuel and retail revenues as well as lower promotional allowances. As we refine our marketing programs, we continue to see strong demand for our non-gaming offerings.

Nevada’s Adjusted EBITDA for the third quarter of 2015 was $10.2 million, an increase of 83.7% when compared to Adjusted EBITDA of $5.5 million in the comparable period of 2014. The improvement was primarily attributable to the effectiveness of promotional campaigns and refined marketing programs. Nevada’s Adjusted EBITDA margin for the current year third quarter increased to 16.5%, an improvement of approximately 700 basis points compared to the Adjusted EBITDA margin for the third quarter of 2014.

Midwest – Net revenue from the Company’s Midwest segment decreased 1.6% to $30.6 million for the quarter ended September 30, 2015, when compared to $31.1 million in net revenue for the third quarter in 2014. The decrease in net revenue was primarily the result of reduced casino revenue. At Lakeside lower revenues were due to the opening of a new casino in Greene County, Iowa and Mark Twain experienced increased competition from additional video lottery terminals in Illinois.

Adjusted EBITDA from the Midwest segment was $9.3 million in the third quarter of 2015, which represents a 4.1% increase over the $9.0 million of Adjusted EBITDA in the same period of last year. The year-over-year increase was driven primarily by efforts to refine marketing campaigns and improve overall operating effectiveness. The Midwest’s Adjusted EBITDA margin for this year’s third quarter increased to 30.5%, an improvement of approximately 170 basis points compared to the third quarter of 2014.

Colorado – Net revenue from the Company’s Colorado segment was $9.9 million for the quarter ended September 30, 2015, or 3.0% lower than the $10.2 million in net revenue in the third quarter in 2014. The decline in net revenue was primarily attributable to the reduction of promotional campaigns in 2015.

Colorado’s Adjusted EBITDA for the third quarter of 2015 was $1.6 million, a slight improvement from the Adjusted EBITDA for the same period a year ago. Colorado’s Adjusted EBITDA margin for the current year quarter was 16.4%, an increase of approximately 120 basis points compared to the Adjusted EBITDA margin in the third quarter of 2014.

Corporate Operations

In the third quarter of 2015, corporate expense excluding share-based compensation was $4.5 million, an increase of $0.9 million when compared to corporate expense excluding share-based compensation in the same period in 2014. During the quarter ended September 30, 2015, the Company incurred $0.3 million of non-recurring professional fees (which are excluded from the calculation of EBITDA for purposes of the Company’s bank covenant calculations), compared to $1.2 million of non-recurring professional fees in the same period of the prior year. Excluding these non-recurring professional fees and share-based compensation, the Company incurred $4.1 million and $2.3 million of corporate expense, respectively, during the quarters ended September 30, 2015 and 2014.

The Company reports its corporate expense net of share-based compensation as well as fees earned under the consulting agreement with the operator of the Rampart Casino at JW Marriott Resort in Las Vegas. The Rampart Casino consulting agreement expired April 1, 2015. The Company collected $0.5 million in management fees from Rampart Casino during the third quarter of 2014.

Year-to Date 2015 Results

Consolidated Results

For the nine months ended September 30, 2015, net revenue of $300.4 million was 2.3% higher than the net revenue of $293.7 million reported for the same period of 2014. Gross revenue for the first nine months of 2015 decreased $1.5 million or 0.4% year-over-year, primarily on reduced food and beverage, fuel and retail and other revenue. However, promotional allowances of $36.8 million for the first nine months of 2015 decreased $8.3 million from the same period in the prior year.

Adjusted EBITDA for the nine months ended September 30, 2015 was $52.5 million, an increase of $13.3 million, or 34.0%, compared to Adjusted EBITDA for the same period of 2014. Results for the nine months ended September 30, 2015 were most significantly impacted by the 62.3% year-over-year improvement in Adjusted EBITDA in the Nevada segment. The Company’s continued focus to streamline operating and marketing activities has resulted in meaningful improvement in the Nevada region. Adjusted EBITDA margin for the first nine months of 2015 increased to 17.5%, an improvement of approximately 410 basis points compared to the first nine months of 2014.

Liquidity and Capital Expenditures

As of September 30, 2015, cash and cash equivalents were $167.3 million, of which in excess of $100 million is not used in day-to-day operations. The face value of long-term debt was $382.7 million. Capital expenditures during the first nine months of 2015 totaled $11.2 million, an increase of $0.8 million from the prior year period.

Conference Call Information

Affinity Gaming will be hosting its third quarter 2015 conference call November 10, 2015 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern). To listen, participants should dial 800-289-0544 (U.S. callers) or 913-312-1411 (International callers) approximately 10 minutes prior to the scheduled start time to register. A replay of the call will become available approximately three hours following the end of the call and will continue through November 17, 2015 by dialing 877- 870-5176 (U.S. callers) or 858-384-5517 (International callers) and entering the participant code 2004761.

A live audio webcast of the quarterly earnings conference call will also be available through the “Investor Relations” section of the Company’s website, www.affinitygaming.com on November 10, 2015 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern). A recording of the webcast will be available for replay on the Company’s website after the call.

Key Financial Results

The following table presents the Company’s key financial results from operations (in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net Revenue
Nevada [2]	$61,454	$57,925	$178,042	$172,446
Midwest	30,573	31,075	93,144	91,727
Colorado	9,923	10,231	29,253	29,496
Total net revenue	$101,950	$99,231	$300,439	$293,669

Adjusted EBITDA [3]
Nevada	$10,153	$5,527	$31,590	$19,466
Midwest	9,321	8,954	29,450	26,110
Colorado	1,624	1,557	4,499	3,971
Corporate expense and other	(4,455)	(3,520)	(13,083)	(10,395)
Total adjusted EBITDA	$16,643	$12,518	$52,456	$39,152

Operating Income
Nevada	$6,394	$1,832	$20,565	$8,912
Midwest	7,402	7,041	23,738	20,489
Colorado	310	269	561	114
Corporate expense and other	(5,059)	(3,932)	(14,970)	(11,516)
Total operating income	$9,047	$5,210	$29,894	$17,999

Net Income (Loss)	$1,996	$(3,685)	$2,553	$(18,005)
Total Shares Outstanding	20,377	20,292	20,377	20,292

2.
The Company’s operations in Nevada include properties located in Primm (Primm Valley Resort & Casino; Buffalo Bill’s Resort & Casino; and Whiskey Pete’s Hotel & Casino), in Las Vegas (Silver Sevens Hotel & Casino), and in Sparks (Rail City Casino).

3.	A reconciliation between Adjusted EBITDA and Operating Income is provided in this release.

Additional Financial Information

The following tables present additional financial information (in thousands):

	September 30, 2015	December 31, 2014
Cash and cash equivalents	$167,251	$135,175
Face value of long-term debt, excluding capital leases	382,745	382,745

	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Cash paid for capital expenditures
Nevada	$1,808	$1,613	$4,807	$4,976
Midwest	643	1,207	2,472	3,558
Colorado	535	530	1,826	1,260
Reportable segment capital expenditures	2,986	3,350	9,105	9,794
Corporate	1,456	303	2,055	573
Total capital expenditures	$4,442	$3,653	$11,160	$10,367

Reconciliation of Adjusted EBITDA4
The following tables reconcile Adjusted EBITDA to operating income (in thousands):

	Quarter Ended September 30, 2015
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$10,153	$(3,722)	$—	$(37)	$6,394
Midwest	9,321	(1,919)	—	—	7,402
Colorado	1,624	(1,314)	—	—	310
Corporate and other	(4,455)	(296)	(308)	—	(5,059)
Total operations	$16,643	$(7,251)	$(308)	$(37)	$9,047

	Quarter Ended September 30, 2014
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$5,527	$(3,656)	$—	$(39)	$1,832
Midwest	8,954	(1,913)	—	—	7,041
Colorado	1,557	(1,288)	—	—	269
Corporate and other	(3,520)	(306)	(106)	—	(3,932)
Total operations	$12,518	$(7,163)	$(106)	$(39)	$5,210

	Nine Months Ended September 30, 2015
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$31,590	$(11,108)	$—	$83	$20,565
Midwest	29,450	(5,712)	—	—	23,738
Colorado	4,499	(3,880)	—	(58)	561
Corporate and other	(13,083)	(919)	(975)	7	(14,970)
Total operations	$52,456	$(21,619)	$(975)	$32	$29,894

	Nine Months Ended September 30, 2014
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$19,466	$(10,964)	$—	$410	$8,912
Midwest	26,110	(5,621)	—	—	20,489
Colorado	3,971	(3,857)	—	—	114
Corporate and other	(10,395)	(896)	(225)	—	(11,516)
Total operations	$39,152	$(21,338)	$(225)	$410	$17,999

The following table reconciles EBITDA guidance to net income guidance (in millions):

	2015 Guidance
	Lower End	Higher End
EBITDA	$65.0	$68.0
Depreciation and amortization	(28.9)	(28.9)
Operating income	36.1	39.1
Interest expense	(30.8)	(30.8)
Income taxes	(4.8)	(5.8)
Net income	$0.5	$2.5

4.
The Company uses certain non-GAAP financial measures to evaluate various aspects of its business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. This term, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA as used in this press release is earnings before interest expense; income tax; depreciation and amortization; share-based compensation expense; pre-opening costs; write offs, reserves and recoveries; loss on extinguishment or modification of debt; loss on impairment of assets; gains or losses on the disposition of assets; and restructuring and reorganization costs. The Company uses Adjusted EBITDA, as a measure of profit and loss to manage the operational performance of each geographical region, in which it operates, to analyze corporate expenses, and to discuss its results with the investment community. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. The Company has historically reported this measure to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting. The Company uses Adjusted EBITDA in the press release because it believes the metric is useful to investors in allowing greater transparency related to a significant measure used by management in their financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in the evaluation of potential acquisitions and dispositions. Adjusted EBITDA is also used by management in the annual budget process. Externally, the Company believes these measures continue to be used by investors in their assessment of the Company’s operating performance and the valuation of the Company. In future periods, the calculation of Adjusted EBITDA may be different than in this release.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods. Examples of forward-looking statements in this press release include, but are not limited to, statements regarding the Company’s expectations for continued improvement in its business and operations and continued enhancement of efficiency and improvement of promotional efforts and all of the statements under the heading "financial guidance" including data and information in this press release regarding future results. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties relating to fluctuations in the Company's operating results, including factors affecting corporate overhead costs, capital expenditures and the Company’s tax rates; recovery of its properties in various markets; the state of the economy and its effect on consumer spending and the Company's results of operations; intense competition and risk of additional gaming licenses being granted in or adjacent to jurisdictions where the Company operates; the fact that the Company's expansion, development and renovation projects (including enhancements to improve property performance) are subject to many risks inherent in expansion, development or construction of a new or existing project; pending and potential litigation; the impact of restrictions under the Company’s credit agreement; regulation, including the impact of environmental laws and contamination and remediation costs; changes in gaming and other laws and regulations, including increased taxes and changes in smoking laws; instability in oil and fuel prices, particularly as they relate to the Company’s Primm asset; the impact of severe weather conditions and other natural disasters that affect the Company’s casinos; and expenses incurred in connection with the creation and activities of the Company’s Special Committee. Additional risks are described in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” its Quarterly Reports on Form 10-Q, and in the Company's other current and periodic reports filed from time to time with the SEC. The Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q can be accessed through the “Investor Relations” section of the Company’s website at www.affinitygaming.com. All forward-looking statements in this press release are made as of the date hereof, based on management’s current expectations and assumptions about the industries in which the Company operates, and the Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of 11 casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact

Jacques Cornet
ICR
(646) 277-1285
jacques.cornet@icrinc.com

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